INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                For the Six Months Ended March 31, 2000 and 1999


                                                        2000          1999
                                                        ----          ----
Basic Earnings Per Share
Numerator:

  Net income                                         $ 620,033     $ 324,154

Denominator:
  Weighted average number of common
     shares outstanding                              2,059,493     1,788,383

Basic earnings per share                             $    0.30     $    0.18


Diluted Earnings Per Share
Numerator:

  Net income                                         $ 620,033     $ 324,154

Denominator:
  Weighted average number of common
     shares outstanding                              2,059,493     1,788,383

  Weighted average number of net common shares that would be issued upon exercise of dilutive options assuming proceeds used to repurchase shares

  pursuant to the treasury stock method (1)            324,682       123,950

  Weighted average number of common shares and
  dilutive potential common shares outstanding       2,384,175     1,912,333

Diluted earnings per share                              $ 0.26        $ 0.17


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(1)  The treasury stock  method  recognizes  the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.

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                    INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

               For the Three Months Ended March 31, 2000 and 1999


                                                    2000              1999
                                                    ----              ----
Basic Earnings Per Share
Numerator:

  Net income                                      $ 217,147        $ 123,495

Denominator:
  Weighted average number of common shares
  outstanding                                     2,171,311        1,790,047

  Basic earnings per share                        $    0.10        $    0.07


Diluted Earnings Per Share
Numerator:
  Net income                                      $ 217,147        $ 123,495

Denominator:
  Weighted average number of common shares
  outstanding                                     2,171,311        1,790,047

  Weighted average number of net common
  shares that would be issued upon exercise
  of dilutive options assuming proceeds used
  to repurchase shares pursuant to the
  treasury stock method (1)                         240,014          281,098

  Weighted average number of common shares
  and dilutive potential common shares
  outstanding                                     2,411,325        2,071,145

  Diluted earnings per share                      $    0.09        $    0.06


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(1)  The treasury  stock  method  recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.